UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2010

  PEREGRINE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17085	95-3698422
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14282 Franklin Avenue, Tustin, California 92780
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (714) 508-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 22, 2010, Peregrine Pharmaceuticals, Inc. (the “Company”) entered into an At Market Issuance Sales Agreement (the “Agreement”), with McNicoll, Lewis & Vlak LLC (“MLV”), under which the Company may sell an aggregate of $15,000,000 in gross proceeds of the Company’s common stock from time to time through MLV, as the agent for the offer and sale of the common stock.  MLV may sell the common stock by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on The NASDAQ Capital Market, on any other existing trading market for the common stock or to or through a market maker.  MLV may also sell the common stock in privately negotiated transactions, subject to the Company’s prior approval. The Company will pay MLV a commission equal to 2% of the gross proceeds from the sale of shares of the Company’s common stock.

The Agreement will terminate on the earliest of (1) the sale of all of the common stock subject to the Agreement, or (2) termination of the Agreement by the Company or MLV.  MLV may terminate the sales agreement at any time in certain circumstances, including the occurrence of a material adverse change that, in MLV’s reasonable judgment, may impair its ability to sell the common stock, the Company’s failure to satisfy any condition under of the Agreement or a suspension or limitation of trading of the Company’s common stock on NASDAQ.  The Company may terminate the Agreement at any time upon 30 days prior notice while MLV may terminate the Agreement at any time upon 90 days prior notice.

The summary of the terms of the Agreement is qualified in its entirety by the text of the Agreement, a copy of which is attached to this Form 8-K as Exhibit 10.25.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits.  The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number

10.25	At Market Issuance Sales Agreement, dated June 22, 2010, by and between Peregrine Pharmaceuticals, Inc. and McNicoll, Lewis & Vlak LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEREGRINE PHARMACEUTICALS, INC.

Date: June 22, 2010	By:	/s/ Paul J. Lytle
Paul J. Lytle
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.25	At Market Issuance Sales Agreement, dated June 22, 2010, by and between Peregrine Pharmaceuticals, Inc. and McNicoll, Lewis & Vlak LLC.